Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

PWAV - Q1 2007 Powerwave Technologies Earnings Conference Call

Event Date/Time: May. 07. 2007 / 2:00PM PT

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FINAL TRANSCRIPT

May. 07. 2007 / 2:00PM PT, PWAV - Q1 2007 Powerwave Technologies Earnings Conference Call

CORPORATE PARTICIPANTS

Kevin Michaels

Powerwave Technologies Inc. - CFO

Ron Buschur

Powerwave Technologies Inc. - President, CEO

CONFERENCE CALL PARTICIPANTS

Michael Ounjian

Credit Suisse Securities - Analyst

Mike Walkley

Piper Jaffray & Company - Analyst

George Iwanyc

CIBC World Markets - Analyst

Jeff Kvaal

Lehman Brothers - Analyst

Matt Robison

Ferris, Baker Watts - Analyst

Brian Modoff

Deutsche Bank Securities - Analyst

Kim Watkins

JPMorgan Chase & Company - Analyst

Larry Harris

Oppenheimer & Company - Analyst

Ken Muth

Robert W, Baird & Company - Analyst

Andy Kurita

Kettle Hill Capital Management - Analyst

Mark McGinty

Amtech Research - Analyst

Rich Valera

Needham & Company - Analyst

Tony Rao

East Shore Partners - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q1 2007 Powerwave Technologies earnings conference call. My name is Mike, and I’ll be your operator today.

At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session at the end of today’s presentation. (OPERATOR INSTRUCTIONS) As a reminder, ladies and gentlemen, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s call, Kevin Michaels, Chief Financial Officer. Sir, please proceed.

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May. 07. 2007 / 2:00PM PT, PWAV - Q1 2007 Powerwave Technologies Earnings Conference Call

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you, and good afternoon and welcome to the Powerwave Technologies first quarter 2007 financial results conference call. Joining me on today’s call will be Ron Buschur, Powerwave’s President and Chief Executive Officer.

Before starting, I’d like to point out that various remarks we may make about future expectations, plans and prospects for Powerwave including but not limited to anticipated revenues and revenue growth rates, operating margins, gross profit margins, earnings per share levels, revenue composition, improvements in cost structure, the timing for completion of the integration of the Filtronics Wireless acquisition, the timing of consolidation of our Asian manufacturing facilities, cost savings related to our facility consolidations, future cost savings related to our acquisitions, demand levels for the Company’s product lines, projected growth and market share, trends in the wireless infrastructure market, the timing of the completion of the implementation of our ERP system, the timing of product deliveries and future orders, the success of new products, our expense levels, capital expenditures rates, inventory turns, tax rates, cash flows and days sales outstanding are all forward-looking statements. These statements are all subject to numerous risk and uncertainties that could cause Powerwave’s actual results to be materially different from those projected or implied.

Some of the risk and uncertainties include our ability to accurately forecast and anticipate customer orders, integrate acquisitions and realize anticipated cost savings and synergies, the potential negative impact on demand for our products due to industry consolidation among our major customers, fluctuations in foreign currency, the ability to implement our new ERP systems, the impact of competitive products and pricing, economic and political conditions, and the loss of one or more significant customer accounts.

Please refer to our press release as well as Powerwave’s current Form 10-K for the year ended December 31, 2006 and other filings which are on file with the Securities and Exchange Commission for additional information on factors that could cause our actual results to be materially different from those projected or implied.

In addition, on this call we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today which can be found on our Web site at powerwave.com and on Business Wire.

In addition, Powerwave completed the acquisition of the Wireless Infrastructure Division business of Filtronics PLC during the fourth quarter of 2006, and the results reported herein include the results of Filtronics for the entire first quarter of fiscal 2007.

With all of this in mind, I’d like to start by quickly reviewing our financial results which also summarized in our press release. Net sales for the first quarter of 2007 were $163.6 million, and we reported a net loss of $47.1 million which equates to a net loss on a GAAP basis of $0.36 per share.

This loss includes approximately $11 million of restructuring and impairment charges related to the restructuring and planned closures of our Costa Rica, Wuxi and Shanghai manufacturing locations. There is also an additional $7.8 million of non-cash intangible asset amortization related to our acquisitions. In summary, all of these charges and impairments total approximately $18.8 million for the first quarter of 2007.

For the first quarter on a pro forma basis excluding all restructuring and impairment charges, acquisition-related charges and intangible asset amortization, we would have reported a pro forma net loss of $25.7 million, or a pro forma net loss per share of $0.20. I want to note that included in both our GAAP and pro forma results is the impact of approximately $1.1 million of pretax stock-based compensation expense due to SFAS 123R, almost all of which is included in operating expenses.

We adopted FAS 123R beginning in the first quarter of 2006. If you were to exclude this expense from our reported results, you would add approximately $0.01 to EPS for both GAAP and pro forma results for the first quarter.

Now I will describe our revenues on a geographic basis. Our total Americas revenues for the first quarter of 2007 were approximately $48.1 million, or 30% of our revenues. Our total Asian sales accounted for approximately 23% of revenues, or $38.2 million, and our total European and other international revenues were $77.3 million, or approximately 47% of revenues.

For the first quarter sales of products within our antenna systems area totaled $32.3 million, or 20% of total revenues. Base station subsystem sales totaled $118.8 million, or 73% of revenues and coverage solutions sales totaled $12.5 million, or 7% of revenues. For the first quarter our total 3G related sales were approximately $26.2 million, or approximately 16% of total revenues.

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In terms our customer profile for the first quarter, our total OEM sales accounted for approximately 74% of our total revenues, and our total direct and operator sales accounted for approximately 26% of revenues. For the first quarter of 2007, our largest customers included Nokia and Siemens, which together account for approximately 33% of revenues, and Alcatel-Lucent, which account for approximately 14% of revenues for the quarter.

As a note, Nokia and Siemens completed formation of their new joint venture, Nokia Siemens Networks, on April 1, 2007.

Now I’ll describe our gross margins for the first quarter. On a GAAP basis our total consolidated gross profit margin was 8.3% for the first quarter. On a pro forma basis, excluding a total of $15.4 million, which consists of restructuring and impairment charges and non-cash intangible asset amortization, our total gross profit margin would have been 17.7%.

While our gross margin improved from the fourth quarter of 2006, it continues to be negatively impacted by significant under absorption of our manufacturing overheads due to our lower revenues, as well as a shift during the first quarter to more OEM based revenues which typically carry lower margins than our direct operator revenues. These factors combined to negatively impact our gross margins for the first quarter.

As we have previously mentioned, we are continuing the process of consolidating our three China manufacturing operations into one location. We continue to expect our China manufacturing consolidation to be completed by the end of the second quarter.

Next I will review our operating expenses for the first quarter. Our sales and marketing expenses were $13.6 million, our engineering expenses were $25.6 million, and our G&A expenses were $19.3 million.

Our operating expenses for the first quarter were higher than we anticipated due to several factors. One factor was increased costs for the Filtronics Wireless operations for a whole quarter versus the fourth quarter where we completed the acquisition during the first month, so we did not have and entire quarter’s worth of expenses during the fourth quarter of 2006.

Additionally, we encountered a significant increase in engineering material expenses due to several projects ramping up during the quarter as well as increased selling expenses related to our Asian sales and increased accounting fees. As Ron will discuss, we continue to believe that we will be able to reduce these expenses during the remainder of this year.

Now I’ll continue through the income statement. In terms of other income, we recorded approximately $1 million of other income in the first quarter of 2007. The main contributor to this other income was a net foreign currency gain recognized in our financials for the first quarter largely due to the weaker U.S. dollar.

For the first quarter our tax rate was impacted by the valuation allowances on our deferred tax assets. While we will continue to evaluate our future tax rate based upon our diverse international operations, we currently estimate that our effective worldwide tax rate will be in the range of approximately 10 to 15% for fiscal 2007.

I want to stress that this estimate will fluctuate based upon our actual results and due to the fact that both our U.S. and Swedish deferred tax assets have been written off. With the prior write-off of our main deferred tax assets, those entities operate at an effective 0% rate, and our reported rate reflects any income or losses on our other tax jurisdictions. As we have seen in the first quarter, if we operate at a loss, we will have close to 0% tax rate.

Next I’ll quickly review our balance sheet. Total cash at April 1, 2007 was approximately $53.1 million, of which $5.8 million is reflected as restricted cash. In terms of our total cash, I would note that our total cash increased by $5.3 million from the fourth quarter of 2006.

We had positive operating cash flow for the first quarter of approximately $7.2 million which comes from a slight improvement in our inventory turns as well as a reduction in our DSO. Our capital spending totaled approximately $3.1 million for the first quarter.

Also for the first quarter our net inventory was $159.6 million, and that represents inventory turns of approximately four times. As we have previously stated, our objective is to increase our inventory turns to the target range of eight turns by the end of this year.

Our total net accounts receivable decreased to $193.9 million, and our AR days sales outstanding is approximately 108 days, which is down five days from last quarter.

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Now before turning the call over to Ron, I’d like to remind you that we are no longer providing quarterly guidance. We believe that our investors are better served by focusing on long-term trends as opposed to the short-term volatility which is inherent in our markets.

In terms of our fiscal 2007 guidance, please note that our guidance is subject to a number of risk and uncertainties that could impact our future outlook and results and many of these are detailed in our public filings with the SEC. With all that in mind, based upon our current outlook, we are not changing our previously announced fiscal 2007 annual revenue range of 725 to $800 million.

At the same time, we are continuing with our restructuring and consolidation efforts in order to lower our operating breakeven targets. We have a number of ongoing restructuring activities which we expect will impact our results in the first half of 2007. Therefore, with the uncertainty regarding the timing of completion of some of our restructuring efforts, we will continue to not provide earnings guidance at this time.

Now I’d like it turn the call over to Ron Buschur, Powerwave’s President and Chief Executive Officer.

Ron Buschur ~~-~~ Powerwave Technologies Inc. - President, CEO

Thank you, Kevin, and good afternoon, everyone.

I want to start out by stating that during the first quarter we made progress in our objective of taking the necessary steps to assure the long-term success of this company and to be in a position to report positive financial results.

Our first quarter results were impacted by several factors including the traditionally slow first quarter of the year. As we have seen from announcements from other participants in our industry, this slowness in the first quarter was particularly felt in the direct operator market.

We have also been impacted by the ongoing consolidation within the wireless infrastructure industry that has been taking place among several of the major OEM equipment manufacturers. Over the last few quarters, this consolidation activity has definitely impacted our revenues and our gross margins.

As many of you know, Nokia and Siemens have completed their joint venture on April 1, 2007. While the completion of this merger has been a long time in coming, we are excited and pleased to be in a strong position to support this new entity going forward. During the first quarter we did see an increase in demand from the combined Nokia Siemens Network compared to the fourth quarter.

For the first quarter our total Nokia Siemens revenue were approximately $55 million and accounted for approximately 33% of our revenue. This represents a 30% increase from our fourth quarter. As we previously stated, we believe that this will take a couple more quarters for the new entity’s order patterns to return to normal.

But in addition, for the first quarter we experienced significant increase in demand from Alcatel-Lucent which grew by over 200% from the fourth quarter and accounted for approximately 14% of our revenue during the first quarter. This is the first time Alcatel-Lucent has reached the 10% level, and we believe that we are in an excellent position to further grow this important customer as we have just started to see the benefit from their supplier selection strategy.

We believe this supports and demonstrates our effort to further diversify our customer base, and we will continue to drive efforts to expand our customer penetration in what is already a very consolidated industry.

As I noted earlier, the seasonal impact to our direct network operator business has caused a decline in our revenue in the first quarter. I am very optimistic about the future as many network operators are now in the early stages of some significant spending that they anticipate to do over the next few years. We continue to believe that the second half of this year will show strong growth in the network operator business, and we believe that Powerwave is very well positioned to capitalize on these opportunities.

In Q1 we have seen the significant increase in APAC sales to 23.4% of revenue compared to 12% in the fourth quarter. We believe that we are well positioned with direct network operators as well as OEMs in this region.

Another interesting point is this will be the third consecutive quarter that we have grown our base station subsystem business, and this is in a quarter where we achieved $118 million. This is an interesting point that we grew that segment of the business 13% over Q4, and this was done in a seasonally slow quarter.

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I want to stress that we are very committed in taking the actions necessary to return Powerwave to profitability. There are several steps that we are taking to return this company to profitability, and I want to review these for you.

In terms of our cost structure, we have been taking steps to further reduce our overhead costs and as you can see from our results, we have initiated numerous consolidation activities within our global operations to better structure these operations with long-term goal of improving our gross margins.

We are well in the process of consolidating our Shanghai and Wuxi locations into our manufacturing location in Suzhou, China. This will help reduce our current excess manufacturing capacity and reduce our overhead costs so that we can drive higher profitability in our operating model. Our goal is to have these activities in China completed by the end of the second quarter.

As we look at our current operating model, we clearly understand we need to both improve our gross margin and reduce our operating expenses. As I mentioned, we’re well along our initial manufacturing consolidation activities, which should along with increased volumes help improve our gross margins.

To help further improve our operational model, we are announcing today that Marvin MaGee has joined Powerwave as Senior Vice President in charge of global operations. As I am sure many of you know, Marvin was a former President of Celestica and has a wealth of experience in both the electronic industry as well as contract manufacturing industry, and we believe that his added experience should help us further improve our manufacturing expertise and cost structures.

Additionally, we have taken action to reduce headcount in select locations and expect to continue to review our operating expenses and structure as we move through 2007. As Kevin mentioned, you will see some additional restructuring activities impacting our results as we move through 2007.

From an overall market standpoint, we remain optimistic about the second half of 2007, and I believe we’re well positioned with the network operators and we have the right products and solutions. We do not believe we have lost any market share to the competition. On the contrary we believe we’re well positioned do gain market share from these new opportunities which will result in significant market share shift over the remainder of this year.

These new opportunities are both with the network operator customers as well as the OEM customers across a wide range of our product portfolio. This is where we believe Powerwave has always had a competitive strength and advantage.

As many of you who followed Powerwave over the years know, we pioneered the dual sales strategy of selling to both the network operators and OEMs. I believe that we have one of the strongest and broadest product portfolios and leading-edge technology and solutions for the next generation of products which will meet our customers needs. We remain extremely focused on returning this company back to profitability and we will do everything we can to continue to build and maintain your confidence going forward.

I would now like to turn the call over to Mike and address any questions you may have.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) The first question comes from the line of Michael Ounjian with Credit Suisse. Please proceed.

Michael Ounjian - Credit Suisse Securities - Analyst

Great. Thanks for taking the question.

Ron, as you’re looking into Q2 here now with the two big OEM customers having completed their mergers and you’ve talked about the carriers looking at some increased activity, I guess what have you seen in terms of order trends with both the OEM and the carrier constituencies?

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May. 07. 2007 / 2:00PM PT, PWAV - Q1 2007 Powerwave Technologies Earnings Conference Call

How should we think about your trends in the second quarter and particular how should we think about the trends — you talked about the carrier side for the second half but with the OEM customers? I guess the question is really how far do you think they’ve ramped up already and how much more is there to come with those customers? How much more opportunity do you see?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, we certainly, Mike, believe from an OEM perspective that the consolidation that’s taken place with Alcatel-Lucent has maybe advanced them a little farther in their process as you can see from our revenue that we’ve been a able to achieve with them here in Q1.

Looking at Nokia Siemens, we do believe that there is an improvement, and we continue to see an improvement as we go into Q2 and certainly the second half of this year. We anticipate them to get back to a normal spending pattern, and we think we will certainly benefit from that with those OEMs.

We’re very pleased with the progress that we have just begun to make with Lucent-Alcatel, and looking at the operator market segment, we’re very pleased with some of the activities that we currently have under way, and trials that we have under way with many network operators who are focusing on doing multiple year buildouts in their network, and we believe we’re well positioned to show growth in the second half with those customers.

Michael Ounjian - Credit Suisse Securities - Analyst

Great. Thanks.

And, Kevin, as far as the gross margins, I mean given particular there seems to be a lot of restructuring activity still under way in the second quarter. Should we really look for meaningful improvements there to come in the second half as well as the revenue ramps or should we look for a similar progression to what we saw from Q4 to Q1?

Kevin Michaels - Powerwave Technologies Inc. - CFO

I think you’re going to see more of it in the second half as you said. Timing is always difficult for us, but clearly, we’re in the middle of our — a number of our restructuring efforts, and those benefits will won’t show up until the second half.

In terms of revenue growth I think, clearly, that also is more of a second half story, and so I’d say the second half.

Michael Ounjian - Credit Suisse Securities - Analyst

Great. Thanks. Appreciate taking the questions.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Thank you.

Operator

The next question comes from the line of Mike Walkley with Piper Jaffray. Please proceed.

Mike Walkley - Piper Jaffray & Company - Analyst

Great. Thank you.

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May. 07. 2007 / 2:00PM PT, PWAV - Q1 2007 Powerwave Technologies Earnings Conference Call

Kevin, just building on that, too, can you help us a little bit on your operating expense line item? Maybe share with us headcount and maybe targeted headcount by year-end or maybe another way to think about it is what run rate should we think about op ex maybe exiting 2007?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Well, I think right now it clearly, you know, we clearly understand it needs to be lower than where it is today. And we’re reviewing a number of steps to achieve that lower run rate by the end of the year.

I don’t want to set a fixed target yet at this point. We clearly understand that it needs to come down. We’re in the process there. We’ve been incurring some additional expenses.

It did come in higher than we expected, and I think I mentioned that in my remarks, and we have seen some higher expenses overall from the entire Filtronics operations now having a full quarter in there.

We’ve also seen a significant increase in our engineering expenses particularly related to material expenses. We have one of the largest number of ongoing projects currently happening right now, and there’s a lot of prototype builds and those types of things that are generating expenses. That shouldn’t continue at this pace, but it’s a good news/bad news type scenario.

We clearly are looking to make further reductions there as we go through the year. We’re analyzing those today.

Mike Walkley - Piper Jaffray & Company - Analyst

Okay. Great.

And maybe just a little more color on the gross margin. Could you reach 20% plus gross margin below $200 million say in quarterly revenue if the mix was more direct to carrier? Is that a way to think about it?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Well I think, clearly, the direct business carries better margins so that you’d see those type of opportunities. I mean clearly for us, obviously, total revenue, getting that back up to those kind of levels will help tremendously. That’s the biggest leverage point.

And I think as we mentioned, we’re in the process of taking out significant overhead costs with the consolidation of our plants in China, but we’ll continue to look at opportunities across the globe to reduce down our costs as we further integrate the Filtronics operations and integrate the supply chains those should be additional savings, so we’re clearly driving to that. We think there’s opportunities out there, but it’s certainly going to take us a few quarters to achieve all these things.

Mike Walkley - Piper Jaffray & Company - Analyst

Great. Thanks.

And Ron, just a question for you on your product. For the coverage solution business, I believe you guys have some new products coming out there. Should we expect that business to kind of ramp in the back half of the year with some of your other business lines?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

That’s correct. Mike. We have announced multiple new products, and we have showed multiple new products in our in building coverage solutions business, and we do believe that they, based on the trials and the acceptance of those products, are focused towards the back half, and we look forward to that ramp and the ability to demonstrate the technology to our customers and deploy it into their networks.

Mike Walkley - Piper Jaffray & Company - Analyst

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Great. Thanks. And just one follow-up question.

Is it fair to assume that that line of business carries a little higher margins than the corporate average?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

That is correct.

Mike Walkley - Piper Jaffray & Company - Analyst

Great. Thank you very much.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Thank you.

Operator

The next question comes from the line of George Iwanyc with CIBC. Please proceed.

George Iwanyc - CIBC World Markets - Analyst

Thanks, Ron and Kevin.

Ron, you pointed out the BTS segment actually saw good growth sequentially. Can you maybe give us an idea of what you think is happening from a share perspective and where you’re gaining in that area?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

I guess I’ll let you determine the market share shifts and what’s taking place. It’s clear to us that we have been able for now for three consecutive quarters to grow that segment of the market and we’re please about that.

We’re continuing to offer a broad range of products in that market segment, and we believe that the acceptance of that technology is very good within the end customer base that we service today. And as I stated, we do believe the second half will have some other new products that we’re able to introduce into the marketplace that will help improve and continue that growth, so we’re very pleased with that.

And I think you probably know the market dynamics as well as we do, but clearly to be able to show three quarters in a row of this type of growth we’re very pleased with that compared to some of the other data points out in the market.

George Iwanyc - CIBC World Markets - Analyst

And could you also give us some of the trends you’re seeing in the antenna subsystems business right now?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, there’s, as far as the antenna systems, it depends. We’re seeing a lot of activity going on in parts of the APAC region with that business.

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May. 07. 2007 / 2:00PM PT, PWAV - Q1 2007 Powerwave Technologies Earnings Conference Call

We do believe that the North America market will have some pickup here as several of the network operators are talking about multiple year deployments. And then looking at parts of Europe, there is some opportunities for some of our new products such as our Clean Site product, and our Monopole products that should enable some growth in that region.

And as you know, we’re just now starting to focus some of our activities for the first time in the Middle East, and we’re hoping to be able to benefit from that market dynamic and opportunities as well.

George Iwanyc ~~-~~ CIBC World Markets - Analyst

Okay. And a final question.

Could you touch upon the trends you’re seeing in India and China specifically?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, we certainly, as you can see from our results, have seen quite a pickup in the India and the APAC marketplace in general. We’re pleased about that. It’s direct with operators as well as through our OEM partners.

We continue to see, looking at the future as far as the indications that these customers have given us, that there should be continued growth in this market, and we’re pretty optimistic about that market segment.

George Iwanyc - CIBC World Markets - Analyst

Thank you.

Operator

The next question comes from the line of Jeff Kvaal with Lehman Brothers. Please proceed.

Jeff Kvaal - Lehman Brothers - Analyst

Thanks very much.

I was wondering, Ron, Kevin, if you might talk a little bit about the Cingular business to some extent and if you have seen a pickup in activity at that account? Similarly, it looks as though your U.S. and perhaps Europe outside of Nokia Siemens revenues this quarter weren’t that great. Is that a function primarily of carrier ordering or direct ordering or is there another OEM that is weak for you folks at the moment?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, I think as you know, looking at the OEM market and looking at the sales that we’ve been able to post with the OEMs actually, we’re seeing some improvement in there and we’re very pleased with the progress that we’re making there with the OEM here in North America, certainly, if you consider Lucent and Alcatel in that market dynamic.

But if you look at Cingular and you look at the North American market, Q1 is seasonally slow for everyone in this industry. So we were not shocked to see that Q1 was not strong looking at the direct operator business, and in fact I think almost everyone in our market segment has seen that type of slowdown.

We have always said that we’ll probably be the last to really talk about Cingular and their ramp and any capabilities of growth with Cingular until we can report some results around Cingular and those results that we post, So looking at the future we do believe that many carriers into the North America marketplace will spend.

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We know that we’re very well positioned with Cingular, and we know that when they do start spending, and they will start spending sometime here, we will be able to benefit from that, but we’re just not going to speculate at this point on that, Jeff.

Jeff Kvaal - Lehman Brothers - Analyst

Okay, Ron, that makes sense.

And then secondarily, could I ask about your guidance? I mean I feel like the low end of your 725 guidance suggests fairly seasonal revenue patterns for you in the balance of the year.

It does seem as though there’s some acceleration in a couple of your accounts and perhaps one can hope for more. Does that suggest that the low end of the guidance is definitely on the conservative side of things?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Well, I would hope so. I mean we are trying to take a very conservative approach, but I would hope so. But, you know, there’s a lot of volatility out there, and as you know timing in this industry can certainly disappoint sometimes, but we remain optimistic, but, yes, I would say the low end is a more conservative position.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

What we’ve tried to do, Jeff, is come in and be able to provide guidance that we believe we will be able to meet and exceed. We had a difficult time anticipating and giving reasonable guidance that created any credibility in our ability to forecast that at the latter half of last year, and we’re just trying to be conservative and make sure that we can achieve what we have set out to do as far as our goal.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. Thank you both very much.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Thank you.

Operator

The next question comes from the line of Matt Robison with Ferris, Baker Watts. Please proceed.

Matt Robison - Ferris, Baker Watts - Analyst

Hi, guys.

Can you comment on when you think you’re going to get your cash conversion cycle back to where you saw it back in ‘05 and whether or not you’re going to — put the brakes on Cap Ex any time soon?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Well Matt, I really kind of think if you look at us between ‘05 and now our Cap Ex is way down. So that comment I’m not quite certain where that’s coming from. I mean our Cap Ex was only $3 million.

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We’re on that rate about 10 to $12 million annual rate which is about where we are. Back in those prior years we were easily double that or more. So our Cap Ex we don’t expect it to be very high, and in terms of our cash —

Matt Robison - Ferris, Baker Watts - Analyst

But you’re saying the Cap Ex won’t go down?

Kevin Michaels - Powerwave Technologies Inc. - CFO

I think it’s around — on an annual basis we’re targeting about 10 to $12 million a year. That’s where our Cap Ex is targeted at.

In terms of our cash conversion cycle, clearly, we’re much more international than we were two years ago, and I think as we’ve stated previously the last couple quarters, we really expect our DSOs with our international marketplace to be in the 90 to 100-day range. Now we still got a little work to do to get it down there, but we’re getting closer.

But previously back in ‘05 we had a very large percentage of our business driving in North America and that drove a much faster, much lower DSO, so we don’t expect that to reoccur like that, but we clearly expect ourselves over the course of this year to generate stronger cash flow as we move, our goal is to get back to profitability.

I think if you see in this quarter we just had, we generated positive cash flow in a loss position, and we think we can obviously get back to profitability at some point and generate even additional cash flow on top of that. So we’re very focused on turning the assets to generate cash flow.

Matt Robison - Ferris, Baker Watts - Analyst

What about inventory?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Well, I think as I stated, we’re also focused on driving our inventory turns up.

Matt Robison - Ferris, Baker Watts - Analyst

What conditions have to change for you to get back to where you were? I mean you got a lot of cash you’ve got to put on the balance sheet to deal with this debt issue.

Kevin Michaels - Powerwave Technologies Inc. - CFO

That’s true, and I think what we’ve said in our prepared remarks we said our target is to get our inventory turns back to at least eight times by the end of the year. That’s more than double where we are today, and clearly, we want to drive it even higher than that, but it’s going to take us some time.

We’re on a path there. We think we should be able to show consistent improvement throughout the rest of the year, and clearly, anything above four turns is higher than the rest of our competitors in our industry, but we know that’s not acceptable from our standpoint, and we’re very focused on that.

Matt Robison - Ferris, Baker Watts - Analyst

Do you see that, I mean there’s a lot of stuff going on overseas, and how do you see the pricing environment developing, and is there shifts, meaningful shifts in the carrier end market or end-user sale to carriers the pricing front?

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May. 07. 2007 / 2:00PM PT, PWAV - Q1 2007 Powerwave Technologies Earnings Conference Call

Ron Buschur - Powerwave Technologies Inc. - President, CEO

We certainly do see a shift going on in parts of the APAC region to where some of the operators and OEMs are sharing in the buildout that’s taking place. Looking at the pricing environment and the shift, I would say that we’re seeing normal types of pricing in that market segment that we would expect when you have a buildout over multiple years or over a year, so I don’t think that’s anything that’s out of the ordinary, Matt.

To add upon your other question, as you know, we’re focused on trying to improve and really drive our inventory turns more towards double digits, but we’re trying to be realistic at what we can achieve yet this year and getting to eight turns, if you look at our model, I think you’ll see that that does generate a significant amount of cash out of the operation and will give us additional leverage.

Matt Robison - Ferris, Baker Watts - Analyst

Sure. Okay. I won’t belabor the point. Thanks.

Operator

The next question comes from the line of Brian Modoff with Deutsche Bank. Please proceed.

Brian Modoff - Deutsche Bank Securities - Analyst

Hi, guys. A couple questions.

One on the visibility into Q2. It seemed like you’re pointing more towards the back half. Is it fair to say you’re kind of looking flattish Q2 or do you think you’ll be up? What’s your view on that?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Well, Brian, we’re not giving quarterly guidance.

Brian Modoff - Deutsche Bank Securities - Analyst

I know that.

Kevin Michaels - Powerwave Technologies Inc. - CFO

We’re going to stay away from that question. Clearly, if you’re asking us does the second half look stronger than the first half, we would answer yes.

Brian Modoff - Deutsche Bank Securities - Analyst

Okay.

But in terms of visibility into Q2? In terms of your order book? How’s it looking relative to Q1?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Well, you know, we don’t — in our business it’s not based on a backlog of order book. The OEMs are driving off demand pull.

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May. 07. 2007 / 2:00PM PT, PWAV - Q1 2007 Powerwave Technologies Earnings Conference Call

Clearly, I’d say we see some improving trends, but timing and how those ramp up is the variable that, that’s why we’re trying not to live in this quarter-to-quarter forecasting mode.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Brian, I think you can see from an OEM perspective and some of the operators as you’re very close to, as well, some of the buildouts that they anticipate, one does feel very positive about some of the opportunities there and the growth that they’re projecting, but again you know the timing of some of these buildouts as well, and it is somewhat skewed towards the back half.

Brian Modoff - Deutsche Bank Securities - Analyst

Okay.

And then Kevin, can you remind us on your convert, what’s the timing of when’s that due and, again, how did you plan to — what are you currently targeting as a pay down on that thing?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Well the convert’s due in July 2008 and our current strategy is to generate enough cash to pay it off. We’ve got, obviously, a fair amount to do over the next year and that’s our target.

Now, we’ll continue to evaluate that as we go through the year but in the short-term it’s a very low interest rate, so we don’t see any need to do anything today or in the short-term, but it’s something we’ll continue to evaluate how successful we are. If we can achieve the improved inventory turns and see growth in the business, we think that we can generate enough cash to manage that. That’s our strategy for today, but obviously as we go through the second half of year we’ll continue to evaluate that.

Brian Modoff - Deutsche Bank Securities - Analyst

Can you kind of give us a rundown on Filtronics? Seems like Filtronics’s still kind of challenging and how do you see that? I know you’re not commenting on the entire company on a quarterly basis but do you see that improving in Q2 from Q1?

And then operating expenses, you’re right, they were above the number. Would you expect those to be down or flattish in Q2?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Well, I’ll first start in the operating expenses. I would hope they’d be down slightly. That’s certainly our goal, and that’s what we’re driving at there is to continue to pull those down and look at additional ways to drive that lower. I mean, that’s certainly our goal.

I’ll let Ron discuss Filtronics.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

As far as looking at where we are with Filtronics and the business, we have been very pleased with what we have seen from a technology product transfer and integration of the two companies. Looking at the overall market dynamics, obviously, you know that they were heavily dependent upon Nokia and Siemens from a revenue perspective, and Lucent and Alcatel.

We are seeing an improvement now that those mergers are complete, but the spending patterns still are yet to be seen whether they get back to the levels that we initially anticipated and the timing at which that takes place. I’m encouraged with what we’re seeing, Brian, but we’re going to be cautiously optimistic about projecting the timing of that.

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Looking at the operating expenses, we clearly know that that we need to focus on that, and we will be reducing that and figure out how we can do that between the combined entities of Filtronics and Powerwave, and we’ll be taking those steps. As we exit the second quarter you should see some improvement as Kevin had indicated, and you’ll certainly see that the second half of this year.

Brian Modoff - Deutsche Bank Securities - Analyst

Shouldn’t you see on the filter business an improvement there having a bit more of an impact on your gross margin than perhaps some of your other product lines?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

It certainly does give us some benefit, Brian, but right now I think it’s negatively impacted by the under utilization of our factories and capacities that we currently have deployed and the lack of volume. And you don’t see some of the benefits with the supply changes from the inventory perspective until we move through that inventory, but we are looking forward to being able to demonstrate the results of that filter business once we get through those hurdles that I’ve outlined.

Brian Modoff - Deutsche Bank Securities - Analyst

When do you think you’ll be done working through that inventory on the filter side?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

I don’t know if we really go into details and focus around exact dates and give you those exact dates, but it’s clear you’ll see some benefits of that the second half of this year.

Brian Modoff - Deutsche Bank Securities - Analyst

Okay. Thanks.

Operator

The next question comes the line Kim Watkins with JPMorgan. Please proceed.

Kim Watkins - JPMorgan Chase & Company - Analyst

Thank you.

Clearly, you saw a substantial sequential increase in Alcatel-Lucent and I just wanted to see if you could give us a little bit of a, kind of set our expectations for how you expect that to trend quarter-to-quarter? Do you expect them to continue to be significant for you or do you expect that business to be lumpy?

And the second part of that question is what kind of visibility do you have into the sell-through of the products that you’re shipping into?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, I do think, Kimberly, looking at this right now we, as I stated, we’re encouraged with the pickup that we’ve been able to see. I don’t believe it’s going to be a lumpy process, again, looking at the rollout and the customer that they support and the customers that they’re supporting today.

We do think there is some visibility, but looking at the pass-through information and the other types of ways to distribute these products, you know, I would maybe reference you back to them to have that type of discussion. But we’re pretty happy with the progress that we made here, and

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May. 07. 2007 / 2:00PM PT, PWAV - Q1 2007 Powerwave Technologies Earnings Conference Call

we do believe that we’re at the beginning stages of this transfer of some volumes and products that we’ve been working on and qualification and trials for quite some time, and we’re pleased with the results.

Kim Watkins - JPMorgan Chase & Company - Analyst

Okay.

So when you sell into them, then, do you have any kind of visibility into how they’re selling out so you don’t get into a situation where there’s inventory at the OEM?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, we certainly do believe that there’s some visibility that we have access to, understanding what’s been deployed based on the buildouts that they’re currently supporting with their end customers, but again, we’re not going to second guess how they manage that inventory or what levels they have currently, but we do have visibility to that.

Kim Watkins - JPMorgan Chase & Company - Analyst

Okay.

And then secondly, was the VersaFlex revenue that was deferred last quarter recognized this quarter?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Some of it was, not all of it, but we actually sold more so the deferment number is about, roughly about the same as it was last quarter. I think it’s about $7.6 million.

Kim Watkins - JPMorgan Chase & Company - Analyst

Okay. And what segment does that flow through at the revenue segment?

Kevin Michaels - Powerwave Technologies Inc. - CFO

The VersaFlex is included in the base station number.

Kim Watkins - JPMorgan Chase & Company - Analyst

Okay.

And then last question is on some of the cash costs going forward in terms of restructuring and asset sales, when should we expect those to flow through and can you kind of size that for us?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Over the next couple of quarters they’ll both kind of flow through, and roughly they’re probably, roughly going to be offsetting each other, probably in the ranges of around $10 million give or take a little bit, and I think over the next couple of quarters they’re both going to flow through.

Kim Watkins - JPMorgan Chase & Company - Analyst

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May. 07. 2007 / 2:00PM PT, PWAV - Q1 2007 Powerwave Technologies Earnings Conference Call

Okay. Thank you very much.

Operator

Thank you. (OPERATOR INSTRUCTIONS) The next question comes from the line of Larry Harris with Oppenheimer. Please proceed.

Larry Harris - Oppenheimer & Company - Analyst

Thank you.

I was wondering if you could comment a bit on the mix between 2 and 2.5G and 3G revenues in the quarter, 3G accounting for about 16% of total revenues? And I was wondering as you look particularly towards the second half of the year with increased sales to Nokia Siemens, maybe increased sales to Alcatel-Lucent, maybe increased sales to Cingular, could we see that number significantly change over the next few quarters?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Larry, I think that you will see somewhat of a shift in that mix, but keep in mind a lot of the buildout and opportunities that we’re seeing as well in the APAC region aren’t necessarily 3G type of products and solutions as well, so that may be somewhat offset by the growth we’re seeing in that APAC region.

Larry Harris - Oppenheimer & Company - Analyst

Understood. That makes sense. All right. Thank you.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Thank you.

Operator

The next question comes from the line of Ken Muth with Robert W. Baird. Please proceed.

Ken Muth - Robert W, Baird & Company - Analyst

Hi.

On the China plant closures, could you give just us a sense of how much gross margin boost that would be in the second half of the year, what quarter that would really impact most?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Well, it’s difficult to give you a straight number just because it’s also going to be dependent upon how revenues, total revenue number. I think, clearly, there’s potential there just on the plant closings between 100 to 200 basis points, but leverage, you know, want to make this clear. Our overall volume leverage is a far greater leverage point on our gross margin.

When will that be coming? We’ll start seeing benefits in the second half of the year, clearly, all of them should be in the place by the fourth quarter but we should see some in the third quarter.

Ken Muth - Robert W, Baird & Company - Analyst

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May. 07. 2007 / 2:00PM PT, PWAV - Q1 2007 Powerwave Technologies Earnings Conference Call

And then also could you give any sense of pricing? Is it roughly down on a blended corporate basis, is it still down kind of low double digits year-over-year?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

I think that’s a very good view of the pricing environment yet. We do hope as we offer more products that are solution type of oriented products that we can maybe maintain a little bit better pricing stability with that product offering, but I think that’s a good view that you have right now as far as erosion.

Ken Muth - Robert W, Baird & Company - Analyst

Okay.

And then maybe just as we’ve seen the China and India pickup, could you give us any sense of the gross margin impact there positively or negatively just kind of rough general idea?

Kevin Michaels - Powerwave Technologies Inc. - CFO

Generally, they fall into some of our overall corporate averages.

Ken Muth - Robert W, Baird & Company - Analyst

Okay.

Any sense of the new products when you expect those to kind of start ramping? We saw a lot of new products at CT IA. When do you expect those to kind of start major contributions?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

You’ve seen several of those products actually make a contribution this quarter. I think you’ll see them continuing as we get to Q3 as they’re broadly approved and accepted into some of the network operators network.

And we do believe some of the activities that we currently have under way around our antenna products and solutions and clean sites are going to be accepted and qualified here as we get to the end of Q2 time frame. And the VersaFlex products we currently have multiple trials going on with all of the large network operators to approve that product as well as the bulk concept, and then we’re working in some non-wireless type of opportunities for that same product and product segments.

Ken Muth - Robert W, Baird & Company - Analyst

Great. Thank you very much.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Thank you.

Operator

The next question comes from the line of Andy Kurita with Kettle Hill. Please proceed.

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May. 07. 2007 / 2:00PM PT, PWAV - Q1 2007 Powerwave Technologies Earnings Conference Call

Andy Kurita - Kettle Hill Capital Management - Analyst

Hi. I just had a question.

I just want to make sure I got this right. For Asia Pac you said that was 23% versus 12% in the fourth quarter sequentially?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

That is correct.

Andy Kurita - Kettle Hill Capital Management - Analyst

Okay.

I’m trying to figure out what’s going on with the rest of the business because when I look at the — just looking at Nokia Siemens and then Alcatel-Lucent and then Asia Pac, the delta between fourth quarter ‘06 and first quarter ‘07 is like $46.3 million in sales positive, so I’m wondering what — and the sales were down $5 million sequentially. So that’s a change of $51 million versus the fourth quarter that should have been positive, so what pieces of the business went down? I’d really like you to address that because —

Kevin Michaels - Powerwave Technologies Inc. - CFO

Let me correct. I think we got a little, just looking at the data here.

From the fourth quarter, actually, the revenues in Asia Pac were about 20% in the fourth quarter, so we did see — we didn’t see as much difference going between the fourth quarter. The prior year first quarter they were much lower. They were down around the 13% year in the prior year, so that’s the difference between those two there looking at those.

Andy Kurita - Kettle Hill Capital Management - Analyst

The two big customers, Nokia, Siemens and then Alcatel-Lucent, combined that’s $28 million difference. So can you just talk a little bit about what went south?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

We talked, as you know, about the seasonality, we had predicted going into the quarter that we were going to see a seasonal impact where the network operators typically are not spending, and they don’t spend during this period of time and historically we would see that type of issue going on in the marketplace. That’s not normal if you look at what our results have reflected.

Now when you go back and you look at other effects took place, we certainly have had some effect as we talked about on the mergers that have taken place in the wireless industry with Nokia and Siemens, Alcatel-Lucent and then looking at the network operators you have Sprint Nextel. You had Cingular AT&T coming together, so there’s a lot of consolidation that has had a negative impact on our market segment.

Andy Kurita - Kettle Hill Capital Management - Analyst

Okay. That’s fair enough.

And then what sort of margin targets do you have for the longer-term and then where can you get your breakeven revenue level to?

Kevin Michaels - Powerwave Technologies Inc. - CFO

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May. 07. 2007 / 2:00PM PT, PWAV - Q1 2007 Powerwave Technologies Earnings Conference Call

Well our long-term target gross margin continues to be in the mid-to high 20s, and that’s our long-term target, and we do believe from a long-term basis we can get back there.

Clearly, right now we’re trying to pull down our breakeven numbers. Our goal over the course of the remainder of this year is to bring down the breakeven level. We want to try to drive that down closer to the $200 million run rate. Obviously we have some work to do, but that’s our focus.

Andy Kurita - Kettle Hill Capital Management - Analyst

Okay. Thank you.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you.

Operator

The next question comes from the line of Mark McGinty with [Amtech] Research. Please proceed.

Mark McGinty - Amtech Research - Analyst

Good. No. I’m okay. Thanks. Question’s been asked and answered but hey, Kevin and Ron.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Take care.

Operator

The next question comes from the line of Rich Valera with Needham & Company. Please proceed.

Rich Valera - Needham & Company - Analyst

Thank you.

Kevin, just wanted to try to understand some of these op ex that sounded like they were higher than you expected in the quarter. It sounds like Filtronics as a full quarter was higher, and I’m not sure why that was.

Did things sort of ramp in the last part of the quarter? Why was that run rate not what you expected? That seems kind of surprising.

And then on the Asian, I think you mentioned also that there were higher sales costs in Asia, and I just wanted a little more color on that. Is that something temporary or is that sort of a push you have into certain Asian territories and we should expect them to continue?

Kevin Michaels - Powerwave Technologies Inc. - CFO

The second half of that is some of those will continue in the Asian area. We have some higher expenses over there so some of that will continue.

In terms of Filtronics, we did see a higher overall expenses operating the first quarter of the year. There are some things that typically run higher there. You start out with higher tax withholdings and all that kind of stuff so we were burdened with that, and offsetting what ran it a little bit lower in the fourth quarter was they had a number of vacation accruals going through so that pulled down the numbers a little bit.

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So net-net we saw, we just as we got through our integrations we ended up seeing some higher run rates across some of the businesses, so that certainly impacted us along with we’ve seen a lot higher expenses in our professional fees and the biggest culprit in that is accounting, our Sarbanes compliance as well as this is the first quarter of our FIN 48 compliance. We’ve had a lot of work to complete that, so we are incurring a fair amount of professional fees that are impacting us on those issues.

Rich Valera - Needham & Company - Analyst

Great.

And finally, could you just put some size around the R&D material costs which sounds like new projects, new business development, how significant were those? You mentioned those are not sort of long-term ongoing.

Kevin Michaels - Powerwave Technologies Inc. - CFO

I would say we always have some percentage — we always have some spending going on there. It’s a consistent expense. But I’d say we saw incremental there higher than normal in the 1 to $2 million range overall across higher than normal material expenses coming through.

As I said, we always have some, but there’s a pretty high number of projects right now that are in that phase where they’re consuming a fair amount of materials that get expensed.

Rich Valera - Needham & Company - Analyst

Great. And on the tax rate, Kevin, I missed actually what you said about what you’d expect your tax rate sort of —

Kevin Michaels - Powerwave Technologies Inc. - CFO

We expect a tax rate of 10 to 15%. The rate if you look at this quarter is around 0% effective overall worldwide, and the issue there is that our major locations, both the U.S. and Sweden, are operating at a zero rate because of the write-offs, the previous write-offs of the deferred tax assets.

So effectively, while our rate’s running around 10 to 15%, that’s the rate on the rest of the world, and depending on how our results are, you have a quarter like this where we didn’t really earn much in any location, the rate comes close to zero. So there’s not a large benefit rate going through, but that’s going, to depending on how the revenues go and how it ramps up, that will fluctuate around, but I’d say, clearly, our target effective rate for the year is in the 10 to 15% range.

Rich Valera - Needham & Company - Analyst

If we were looking at a more normalized year like looking out to ‘08 where you’re, let’s say, you’re profitable for the whole year and it’s a more normal situation, would it still be 10 to 15 or would it move up to that 20 to 25?

Kevin Michaels - Powerwave Technologies Inc. - CFO

It may move, you know, from a conservative standpoint I would model around the 20 to 25, but it could well stay down at this low level. We have a fairly large amount of deferred tax assets, I mean they’re written off, but we’re still, you know, they’re still off the books accruing these losses, so we have a ways to go to eat through these. We’re not going to be paying cash taxes for a while.

Rich Valera - Needham & Company - Analyst

Okay.

And then, Ron, I don’t think you mentioned T-Mobile, at least not by name in your comments, and just wondering if you could give us any sense of what’s going on there, how you feel like you’re positioned and what you’ve seen so far from their 3G build?

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Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, we haven’t really specified any of the operators except for I know there was a question around Cingular. We prefer not to maybe single out any of the carriers by name, but we’re very happy and pleased with the progress we’re making with that customer.

We believe that we’re positioned well to provide them the complete product portfolio that Powerwave has. I know there was concerns and a lot of comments that Powerwave may not be in good graces so to speak. I can assure you we’re in great graces there.

We are executing on what they’re needing from us, and we’re going to continue to be a good supplier and partner for them, and we look forward to their buildout over the next few years.

Rich Valera - Needham & Company - Analyst

Great. Okay. That’s it for me. Thanks.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Thank you.

Operator

Our next question comes from the line of Tony Rao with East Shore Partners. Please proceed.

Tony Rao - East Shore Partners - Analyst

To follow-up on the last question about service providers, can you give us a little bit of an idea about what is the product lines that the service providers are going to be most interested in when the pickup returns here?

We’ve had drivers last year and the year before with Cingular on the GSM side, prior to that you had multi-carrier amplifier upgrades. What do you see is the next product that really drives the growth coming from the service providers?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well actually, Tony, that’s great observations, and as you know, we’re looking at multi-carrier amplifiers again to be used across these networks. We’re looking at our antenna products and solutions as well as our Clean Site products. We’re looking at our VersaFlex, our enclosure products should be a catalyst for some growth.

We’re focusing a great deal of effort with one of the operators around their plan to rollout their WiMAX type of network and products. And interesting to us, we’re sitting here looking at this and we’ve been working with all of the major suppliers of WiMAX solutions going back to the Flarion days looking at how they can incorporate and utilize this technology.

And we’re amazed how people are focused on low power, and everyone’s looking at high power right now. And certainly Sprint is talking about how they address this with high power, and we believe we’re just in great shape with looking at the Nokia Siemens offering, the Samsung offering there, looking at the filter and conditioning products that we’ll be supplying Motorola and then the other antennas and products that we’ll supply directly to Sprint.

So we look at this as a great opportunity. We think that it’s going to able to utilize all of our products and use all of our products in our product portfolio, and I think it’s going to give us a chance to really benefit from the R&D dollars that we spent and you’ll start seeing a reasonable pickup and return based on that expenditures and that R&D dollars that we spent.

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Tony Rao - East Shore Partners - Analyst

It sounds like the whole product portfolio on the WiMAX side of the business has opportunity. If you had to look on the service provider side and just focus in on a couple of products, what do you think drives it on the cellular side of the business?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

I certainly think we’re going to see our amplifier products drive it and we’re going to see antenna products drive some of the solutions, as well as our NetWay management system and our optimization software because one network carrier and provider is certainly looking at utilizing that hardware to manage and software to manage their network and be proactive.

Tony Rao - East Shore Partners - Analyst

Right. Okay.

There was a question earlier on the Filtronics business, and you spoke a lot about the OEMs and the OEM relationships with Siemens and Nokia and Alcatel-Lucent. I’m sure it’s only — you only have one full quarter in the books with Filtronics.

But if you had to take those and look at that business from a service provider perspective, what have you been doing in that area? When do you think you’ll actually start to see results from that with service provider direct sales?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, Tony, that’s an area that, as you know, you and I spent a fair amount of time at the show going through the different product segments and I showed you how we’re trying to take some of the RF conditioning and filtering products and be able to offer those products and solutions to the service providers and network operators. We believe we’re going to see some benefit from that work here in the second half.

We have, utilizing some of the technology, started trials with operators around this technology, but we have to do some more work in taking those technology blocks that we’re primarily in the past utilized within the operator, or excuse me, the OEM product offering and convert that more towards a more user friendly operator type of product. So the second half you should see us take advantage of that product offering and that technology.

Tony Rao - East Shore Partners - Analyst

What do you think the opportunity is there?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Well, I don’t think we’re going to go in and maybe outline the opportunity. Let’s just say that we do believe, and I know that you’re close enough to those operators and some of the network providers to understand that they do have a need of conditioning and filtering and working around some of the guard band constraints they have with the spectrum that they’re trying to utilize and work with.

Tony Rao - East Shore Partners - Analyst

Let me switch to a question about India and China. Some of your competitors have, actually most of your competitors, have all reported already and they’ve spoke about very positive trends in China, both on the 2G side and on the 3G trials and then in India, and some of your top competitors actually made comments that they can — they’re shipping as much as their capacity can handle in India. Why don’t you tell me a little bit about specifics about your business there and what you see the environment like?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

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Sure. Well first of all, I would be surprised if there’s a lot of 3G buildout taking place right now in China. I think there is some trials that have taken place and are taking place.

I don’t think there’s significant buildout, but I could be wrong if one of our competitors are saying that. I think that’s an interesting point we might to want follow-up on. But certainly, the GSM networks and products we’re seeing opportunities and we are seeing demand from network operators within China as well as the other parts of the APAC region in India.

I always question when somebody says that they’re at full capacity or that they’re utilizing all their capacity when I look at some of the financial results may not support that, and I also wonder what is the capacity? If you’re able to build 10, 15, 20 units, yes, you could say you’re at capacity.

I could tell you we’re building thousands of antennas and products in that region as well, and that region, as you can see from our results, is an area that we’re comfortable and confident is going to continue to grow and there’s great opportunity there for the second half of this year.

Tony Rao - East Shore Partners - Analyst

If I might follow-up on that, then, would you say that the business there, looking at China, is the business opportunity there for you more with direct to service provider sales or more with sales to the OEMs and that’s looking forward saying it’s 2008 if China finally does ramp in deployment of 3G, where do you think the opportunities lie for you?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

Right, Tony. I think it’s both, actually, but if you look at the buildout and how everyone’s positioning it, and certainly the operators themselves, if you spend time with them, they’re looking at some of the indigenous OEMs to supply those products, and I think Powerwave’s in a good position there to do that through those OEMs.

But with that said, we’re certainly focusing and continuing to buildout sites utilizing our products directly with some of the operators who are willing to do so.

Tony Rao - East Shore Partners - Analyst

One last question. You indicated that you have a new Vice President of global ops.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

That’s correct.

Tony Rao - East Shore Partners - Analyst

That you hired. With the schedule now that you shared with us today that you’re still on schedule to, by the end of the second quarter to have the consolidation of the three China facilities into one facility complete at that point, does this new hire indicate that there are more actions — significant actions that are going to be taken that you’re start to go draw up at this time that we can expect going forward from an operational standpoint?

Ron Buschur - Powerwave Technologies Inc. - President, CEO

A couple of things, Tony. First of all, we are always focused on operational excellence. If you look at what we have to do as far as executing on our business plan that Kevin and I have laid out, it is really around the operations, focusing on efficiencies, productivity, asset utilization, turning our inventory, shortening our supply chain and our logistics time frame, and then looking at how we better focus our assets on a global basis as well as right sizing some of the operations to make them more profitable when you look at it from how they are absorbing the overhead associated with these facilities, with a lower run rate than what we traditionally have had on the combined two companies.

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FINAL TRANSCRIPT

May. 07. 2007 / 2:00PM PT, PWAV - Q1 2007 Powerwave Technologies Earnings Conference Call

So we have a lot of work under way. We do have, as I’d outlined in my remarks, we do have a plan in place that we’re going to be executing on, and I believe as you see the second half of this year you’re going to see how Powerwave has executed on those results.

And that’s what we’ve been trying to tell everyone, measure us on the second half of this year, and I think you’re going to be fairly pleased with the results that you see.

Tony Rao - East Shore Partners - Analyst

Okay. Appreciate your time.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you, Tony.

Operator

Our last question comes from the line of Brian Modoff with Deutsche Bank. Please proceed.

Brian Modoff - Deutsche Bank Securities - Analyst

Hi, guys.

Just trying to understand the operating expense line trend because before we were kind of looking at numbers a bit below this and, Kevin, can you kind of give me an understanding of where you think you can drive your operating expenses down in terms of just actual dollar terms by year-end? What are you targeting as kind of a number you want to get to?

Kevin Michaels - Powerwave Technologies Inc. - CFO

I think I answered this a little earlier, but I really don’t want to set a specific number. Clearly it needs to come down. I think we’ve made that point clear that we’re intent to bring it down, and how far down we bring it, you know, clearly, we’d like to bring it, you know, right now this last quarter it’s around $58 million.

Clearly, we’d like to try to drive it down to $50 million and below, and that’s just — we certainly will take some aggressive targets, but right now I think, clearly, our goal is to drive it a lot lower. We’re evaluating additional things we can do to drive that lower and as we go through the year we’ll report on that.

Brian Modoff - Deutsche Bank Securities - Analyst

Were you a little surprised on the expenses being a little higher than this? Because it seemed like you were more optimistic about bringing it down more quickly on the last conference call.

Kevin Michaels - Powerwave Technologies Inc. - CFO

I think I said in the prepared remarks it obviously came in a little higher than we anticipated, so we anticipated it would be lower and it didn’t happen, and we went over some of those reasons why, but clearly, we had hoped to see some reductions and we didn’t see them in the first quarter, but we’re continuing to drive to get them.

Brian Modoff - Deutsche Bank Securities - Analyst

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FINAL TRANSCRIPT

May. 07. 2007 / 2:00PM PT, PWAV - Q1 2007 Powerwave Technologies Earnings Conference Call

Okay. Good luck on that. Thanks.

Kevin Michaels - Powerwave Technologies Inc. - CFO

Thank you.

Operator

That concludes our question-and-answer session. I’d like it turn it back to management for closing remarks.

Ron Buschur - Powerwave Technologies Inc. - President, CEO

I want to thank everyone for joining us here today and your continued interest in Powerwave Technologies. We look forward to sharing with you our results in the second quarter of 2007. Thank you.

Operator

Ladies and gentlemen, this does conclude the presentation. You may now disconnect. Thank you very much, and have a good afternoon.

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